Exhibit 3(gg)
LIMITED LIABILITY COMPANY AGREEMENT
FOR
STRATOS FUNDING LLC
NOVEMBER 17, 2004

i

ii

STRATOS FUNDING LLC
LIMITED LIABILITY COMPANY AGREEMENT
     This Limited Liability Company Agreement is entered into as of November 17, 2004, by Stratos Funding LP, a limited partnership organized and existing under the laws of Delaware (“Stratos LP”).
RECITALS
     WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on November 17, 2004, pursuant to the provisions of the Act (as defined below),
     WHEREAS, Stratos LP desires to enter into this Agreement with respect to the affairs of the Company and the conduct of the Company’s business.
     NOW, THEREFORE, the terms and conditions of this Agreement are as follows:
SECTION I
DEFINED TERMS
     The following terms shall have the meanings specified in this Section I. Other terms are defined elsewhere in the text of this Agreement.
     “Act” means the Delaware Limited Liability Company Act, as amended from time to time.
     “Adjusted Redemption Amount” means the sum of the Capital Contributions made on account of Preferred Shares less the amount of Capital Distributions made pursuant to Section 4.2 with respect to the Preferred Shares and less the amounts paid in redemption of any Preferred Shares pursuant to Section 3.1(a) (iii) and (iv).
     “Agreement” means this Agreement, as amended from time to time.
     “Board” means the Board of Managers of the Company.
     “Capital Contribution” means a contribution by a Member to the capital of the Company which contribution shall be allocated between the Preferred Shares and the Common Shares.
     “Capital Distribution” has the meaning set forth in Section 4.2 of this Agreement.
     “Certificate of Formation” means the Certificate of Formation filed by the Company with the Secretary of State of the State of Delaware on November 17, 2004.
     “Certificate of Interest” has the meaning set forth in Section 3.4(b).
     “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

     “Common Share” means a certificated share evidencing the Interest of a holder with rights and obligations set forth herein.
     “Common Share Percentage Interest” means, with respect to each Common Share Member, the percentage derived at any time from a fraction, the numerator of which is the number of Common Shares then held by such holder of Common Shares, and the denominator of which is the aggregate number of Common Shares held by all holders of Common Shares. The Common Share Percentage Interest of each holder of Common Shares is set forth on Schedule A.
     “Company” means the limited liability company organized in accordance with this Agreement.
     “Dividend” means a distribution of the Company other than a Capital Distribution.
     “Fiscal Year” for purposes of financial statement and income tax purposes (so long as such taxable year is not in contravention of any applicable provisions of the Code or the Treasury Regulations promulgated thereunder) shall be the calendar year.
     “Interest” means the membership interests in the Company represented by Common Shares and/or Preferred Shares, as the case may be.
     “Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:
          (i) the making of an assignment for the benefit of creditors;
          (ii) the filing of a voluntary petition of bankruptcy;
          (iii) the adjudication as a bankrupt or insolvent or the entry against such Member of an order for relief in any bankruptcy or insolvency proceeding;
          (iv) the filing of a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
          (v) the seeking, consenting to, or acquiescence in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s assets;
          (vi) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding described in Subsections (i) through (v) above; or
          (vii) any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or a trustee, receiver, or liquidator shall be appointed for such Member or all or any substantial part of such Member’s assets without such Member’s agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed, for ninety (90) days after the expiration of the stay if the appointment is not vacated during such period.
     “Manager” means a Person selected to manage the affairs of the Company under Section V hereof.
     “Member” means the Person executing this Agreement and any Person who subsequently is admitted as a member of the Company.
     “Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.
     “Preferred Share” means a certificated share evidencing the Interest of a holder with rights and obligations set forth herein.
     “Preferred Share Percentage Interest” means, with respect to each holder of Preferred Share, the percentage derived at any time from a fraction, the numerator of which is the number of Preferred Shares then held by such holder of Preferred Shares, and the denominator of which is the aggregate number of Preferred Shares held by all holders of Preferred Shares. The Preferred Share Percentage Interest of each holder of Preferred Shares is set forth on Schedule A.
     “Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
     “Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale or gift by a Member of all or any part of its Interest, or (ii) an assignment of a Member’s Interest due to such Member’s Involuntary Withdrawal.
     “Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.
     “Withdrawal” means a Member’s dissociation from the Company by any means.
SECTION II
CONTINUATION AND NAME; OFFICE; PURPOSE
     2.1 Formation. Stratos LP has formed the Company pursuant to the Act and the provisions of this Agreement and, for that purpose, have caused a Certificate of Formation, a copy of which is attached hereto as Exhibit 1, to be prepared, executed and filed with the Secretary of State of the State of Delaware on November 17, 2004, with Wm. Fletcher Fairey, as the “authorized person” within the meaning of the Act. The Company shall continue as a limited liability company under the Act. The affairs of the Company and the conduct of its business shall be in accordance with the provisions of this Agreement.
     2.2 Name of Company. The name of the Company is “Stratos Funding LLC.” The Company may do business under that name and under any other name or names upon which the

Board may, in its sole discretion, determine. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a trade name certificate as required by law.
     2.3 Purpose. The Company is organized to carry on any lawful business, purpose or activity as permitted by the Act. The Company shall have all of the powers and privileges provided for in Section 18-106(b) of the Act.
     2.4 Resident Agent. The name and address of the Company’s resident agent in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, New Castle County, Wilmington, Delaware 19805, or such agent as the Board, in its sole discretion, shall select.
     2.5 Members. The name and present mailing address of each Member are set forth on Schedule A attached hereto.
SECTION III
CLASSES OF INTERESTS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
     3.1 Classes of Interests. There shall be two classes of Interests, which for convenience of reference are herein called Preferred Shares and Common Shares.
          (a) The powers, preferences and rights and the qualifications, limitations and restrictions of the Preferred Shares are as follows
          (i) The holders of the Preferred Shares shall be entitled to (1) an annual, but non-cumulative, Dividend at the sole and absolute discretion of the Board of up to twelve percent (12%) of the Adjusted Redemption Amount as computed at the beginning of each Fiscal Year, distributed in accordance with Preferred Share Percentage Interest of each Member; (2) Capital Distributions at the sole and absolute discretion of the Board; and (3) a liquidation preference over the Common Shares equal to the Adjusted Redemption Amount. Except to the extent of such preferences, the Preferred Shares shall not participate in the equity, assets, earnings, or deficits of the Company in any respect and shall not be entitled to receive any distributions whatsoever in excess of the amounts provided above. For greater certainty, the Board in its sole and absolute discretion may declare and pay Dividends or Capital Distributions in respect of the Common Shares and not in respect of the Preferred Shares regardless of whether the annual, non-cumulative Dividend in clause (1) above has been declared or paid.
          (ii) The Preferred Shares shall not entitle the holders thereof to vote on any matter in respect of the Company.
          (iii) The Preferred Shares shall be redeemed by the Company at the option of the holders of such Preferred Shares at any time and only upon surrender of the Certificate of Interest evidencing such Preferred Shares, upon thirty (30) days prior written notice to the Company at a redemption price equal to the Adjusted Redemption Amount attributable to the surrendered Preferred Shares. In the event that the holder is redeeming less than all of such holder’s Preferred Shares, the Board shall issue a new Certificate of Interest evidencing such holder’s remaining Preferred Shares.
          (iv) The Preferred Shares may be redeemed by the Company at its option at any time upon thirty (30) days prior written notice to the holder thereof at a redemption price equal to the Adjusted Redemption Amount attributable to such Preferred Shares. Upon redemption of any Preferred Shares, the holder thereof shall surrender its Certificate of Interest evidencing such Preferred Shares and in the event that the Company is redeeming less than all of the holder’s Preferred Shares, the Board shall issue to such holder a new Certificate of Interest evidencing the remaining Preferred Shares held by such holder.
          (b) The holders of the Common Shares shall be entitled to participate in the equity, assets, and earnings of the Company after taking into account the preferences of the Preferred Shares and shall be entitled to one vote for each Common Share held by such holder on all matters to which a Member is entitled to vote under this Agreement.
     3.2 Initial Capital Contribution. Stratos LP will make a Capital Contribution to the Company on or before December 17, 2004 which contribution shall be allocated between the Preferred Shares and the Common Shares in the respective amounts of United States Dollars set out opposite the Member’s name on Schedule A hereto.
     3.3 Capital Accounts. The Company shall establish and maintain a separate capital account (a “Capital Account”) for each class of Interest. Each Capital Account shall separately account for the Capital Contributions and Capital Distributions with respect to each class of Interest.
     3.4 Issuance of Shares.
          (a) In consideration for the Capital Contribution allocated to Common Shares pursuant to Section 3.2, the Company shall issue 13,000 Common Shares to Stratos LP. In consideration for the Capital Contribution allocated to Preferred Shares pursuant to Section 3.2, the Company shall issue 110,000 Preferred Shares to Stratos LP.
          (b) The Company shall issue a certificate of interest (a “Certificate of Interest”) to Stratos LP, and to any additional Members or Successors, evidencing such Member’s ownership of Preferred Shares and/or Common Shares.
          (i) Certificates of Interest representing Common Shares or Preferred Shares, as the case may be, shall be in such form as shall be determined by the Board. Such certificates shall be numbered and their issuance recorded in the books of the Company, and each such certificate shall exhibit the holders name and the number and class of Interests represented thereby and shall be signed by, or in the name of, the Company by a Manager of the Company. Any or all of the signatures upon such certificates may be facsimiles, engraved or printed.
          (ii) The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact satisfactory to the Board, by the Person claiming the certificate to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Company may require the owner of such lost, stolen or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Board may direct as indemnity against any claims that may be made against the Company with respect to the certificate or certificates alleged to have been lost, stolen or destroyed or the issuance of the new certificate or certificates.
          (iii) The Company shall maintain a record of the name and address of Members and the number and class of Interests held by such Members.
     3.5 No Other Capital Contributions Required. No Member shall be required to contribute any additional capital to the Company, and, except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.
     3.6 Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.
SECTION IV
DISTRIBUTIONS
     4.1 Distributions. Subject to Section 18-607 of the Act, the Board may from time to time determine that Dividends shall be payable to each Member holding a class or classes of Interest, such Dividend to be paid in proportion to each Member’s Common Share Percentage Interest or Preferred Share Percentage Interest, as the case may be. Dividends shall be paid by the Company in cash or in kind, at such time or times and in such amounts as the Board may determine. The Board may declare and authorize that Dividends shall be payable at regular intervals out of expected cash flow for up to a twelve month period.
     4.2 Capital Distribution. Subject to Section 18-607 of the Act, the Board may determine that a distribution in reduction of the amounts recorded in either or both of the Company’s Capital Accounts (a “Capital Distribution”) shall be payable to each Member holding a class or classes of Interest, such Capital Distribution to be paid in proportion to each Member’s Common Share Percentage Interest or Preferred Share Percentage Interest, as the case may be. Capital Distributions shall be paid by the Company in cash or in kind, at such time or times and in such amounts as the Board may determine.
     4.3 Distributions Prohibited by the Act. Notwithstanding anything to the contrary herein provided, no distribution hereunder shall be permitted to the extent prohibited by the Act.
SECTION V
MANAGEMENT: RIGHTS, POWERS, AND DUTIES
     5.1 Board of Managers. The Board shall consist of three Managers. The number of Managers may be changed by the affirmative vote of all of the Common Shares. The initial Managers are listed in Schedule B, and such Managers shall make up the initial Board.

     5.2 Terms of Managers. No Manager shall have any contractual right to such position. A Manager shall serve until the earliest of the Manager’s resignation or the Manager’s removal by the Members.
     5.3 Authority of Board to Bind the Company. Only the Board and agents of the Company specifically authorized by the Board shall have the authority to bind the Company. No Member who is not otherwise authorized as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. The Board has the power, on behalf of the Company, to do or to direct to be done all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:
          (a) the institution, prosecution and defense of any proceeding in the Company’s name;
          (b)the purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;
          (c) the sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of Property;
          (d) the entrance into contracts and guaranties; incurrence of liabilities; borrowing money, issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any of its Property or income;
          (e) the lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of property as security for repayment, including, without limitation, the loaning of money to, and otherwise helping Members, officers, employees, and agents;
          (f) the conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company;
          (g) the appointment of employees and agents of the Company, the defining of their duties, the establishment of their compensation;
          (h) the payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for all or any of the current or former Members, officers, employees, and agents of the Company;
          (i) the making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;
          (j) the payment or donation, or any other act that furthers the business and affairs of the Company;
          (k) the payment of compensation, or additional compensation to any or all Members, Managers, officers and employees on account of services previously rendered to the

Company, whether or not an agreement to pay such compensation was made before such services were rendered;
          (l) the purchase of insurance on the life of any of its Members, Managers, officers or employees for the benefit of the Company;
          (m) the participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons; and
          (n) the indemnification of Members, Managers, officers or any other Person.
     5.4 Board Meetings. Meetings of the Board shall be held at the request of a Manager. The Managers may participate in a meeting by means of conference telephone or other similar communications equipment that enables all of the Managers participating in the meeting to hear each other. Such participation constitutes presence in person at the meeting.
     5.5 Action without Meeting. Unless otherwise provided in the Act, any action required or permitted to be taken by the Board may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates and the signature of all of the Managers are filed in the book or books in which Company proceedings are recorded.
     5.6 Quorum; Majority Vote. A quorum will exist for the Board to authorize acts on behalf of the Company if two-thirds of the Board is present at a meeting. If not otherwise inconsistent with the terms of this Agreement, the Board may authorize acts on behalf of the Company with the affirmative vote of a majority of the Managers on the Board.
     5.7 Actions of the Board. The Board has the power to bind the Company as provided in this Section V.
     5.8 Compensation of Managers. A Manager shall be reimbursed for all reasonable expenses incurred in managing the Company and shall be entitled to compensation, in an amount to be determined from time to time by the affirmative vote of all of the Members.
     5.9 Manager’s Standard of Care. A Manager’s duty of care in the discharge of the Manager’s duties to the Company and the Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging their duties, the Managers shall be fully protected in relying in good faith upon the records required to be maintained under Section IX and upon such information, opinions, reports or statements by any of the Members, or by agents, or by any other Person, as to matters the Managers reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to members might properly be paid.
     5.10 Removal of Manager; Election of Replacement Manager.

          (a) A Manager may be removed by the affirmative vote of those Members holding at least a majority of the total outstanding Common Shares.
          (b) In the event of the removal or resignation of a Manager, unless the number of Managers on the Board has been reduced pursuant to Section 5.1, a replacement Manager shall be elected by affirmative vote of those Members holding at least a majority of the total outstanding Common Shares.
     5.11 Vacancies. If a Manager is removed or resigns, his or her replacement shall be elected by the affirmative vote of those Members holding at least a majority of the total outstanding Common Shares.
     5.12 Certain Restrictions. No transaction between the Company and any Member or any affiliate of any Member shall be effected without the approval of the Board.
     5.13 Liability and Indemnification.
          (a) Notwithstanding any other provision of this Agreement, none of the Members, Managers or the Company’s agents is liable solely by reason of being a Member, Manager or the Company’s agent under a judgment, decree, order of court, or in any other manner, for a debt, obligation or liability of the Company (whether arising in contract, tort, or otherwise) or for the acts or omissions of any other Member, Manager, agent or employee of the Company.
          (b) Except as otherwise provided in Section 5.9, the Members, Managers and the Company’s agents shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by it with respect to Company matters, except for fraud.
          (c) To the fullest extent permitted by applicable law, the Company shall indemnify the Members, Managers and the Company’s agents for any losses (including, without limitation, attorneys fees) incurred by any of them as a result of any act performed by it with respect to Company matters, provided that such act is not an act of fraud; provided, however, that any indemnity under this Section 5.13(c) shall be provided out of and to the extent of Company assets only, and no Member or Manager shall have any personal liability on account thereof.
SECTION VI
OFFICERS
     6.1 Officers. Officers of the Company may be appointed by the Board and may include a president, vice president, chief financial officer, secretary and such other officers and assistant officers as the Board may deem advisable. Any number of offices may be held by the same person. The initial officers of the Company are as set forth in Schedule C.
     6.2 Term. Each officer appointed shall hold office until a successor is elected or until his or her earlier death, resignation or removal.

     6.3 Removal. Any officer may be removed by the Board whenever in its judgment the interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
     6.4 Compensation. Compensation of all officers shall be fixed by the Board, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a Manager.
     6.5 President. The president, if appointed, shall in general supervise and control the business affairs of the Company, subject to the powers of the Board.
     6.6 Vice President. The vice-president, if appointed, shall, in the absence or disability of the president, act with all of the powers and be subject to all of the restrictions of the president. The vice-president shall also perform such duties and have such other powers as the Board or the president may prescribe.
     6.7 Secretary. The secretary, if appointed, shall attend any and all meetings of the Board and any and all meetings of the Members and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary: shall give, or cause to be given, all notices required to be given by this Agreement or the Act; shall have such powers and perform such duties as the Board or the officers may prescribe; and shall have custody of the seal of the Company, if any such seal is adopted. The secretary shall have authority to affix the seal to any instrument requiring it and when so affixed, it may be attested by his or her signature. The Board may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his or her signature.
SECTION VII
TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS
     7.1 Transfers. Any Member may Transfer all of, or any portion of its Interest or rights in such Interest to one or more Successors. No approval of the Members shall be required in connection with a Transfer.
     7.2 Transfer to a Successor. In the event of a Transfer of all or any part of a Member’s Interest to a Successor, the Successor shall, upon execution and delivery of a joinder agreement substantially in the form attached hereto as Exhibit 2, by which such Successor shall accept and assume the terms and conditions of this Agreement, become a Member entitled to participate in the management of the business and affairs of the Company and to exercise all of the rights and powers of a Member, and the Company shall be continued. Upon execution and delivery of such agreement, Schedule A shall be updated by any Manager to reflect such Transfer.
SECTION VIII
DISSOLUTION, LIQUIDATION, AND
TERMINATION OF THE COMPANY
     8.1 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

          (a) if the Members unanimously determine to dissolve the Company;
          (b) at any time there are no Members unless, within ninety (90) days after the occurrence that terminated the membership of the last remaining Member, the successor-in-interest of the last remaining Member agrees in writing to continue the Company and to the admission of the successor-in-interest of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member;
          (c) the entry of a decree of judicial dissolution under 6 Del. Ch. sec, 18-802; or
          (d) the happening of any other event that makes it unlawful, impossible, or impracticable to carry on the business of the Company.
The Company shall not dissolve merely because of the death, retirement, resignation, expulsion or Involuntary Withdrawal of a Member, and upon the occurrence of such an event, the Company shall continue without dissolution, unless within ninety (90) days following the occurrence of such an event, Members owning a majority of the Interests agree in writing to dissolve the Company.
     8.2 Winding up Affairs and Distribution of Assets.
          (a) In the event of dissolution of the Company, the Board Managers or such other Person as may be permitted by the Act to wind up the Company’s affairs (the Board or such other Person being referred to as the “Liquidating Agent”) shall conduct only such activities as are necessary to wind up its affairs, including the sale of the assets of the Company in an orderly manner consistent with obtaining the fair value thereof. In connection with any such winding up, a financial statement of the Company as of the date of dissolution shall be prepared and furnished to Members by the Liquidating Agent.
          (b) In connection with the winding up and dissolution of the Company, the Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company conferred by the Act or any other applicable law.
          (c) Upon winding up of the Company, after payment of, or provision for, the distributions required by Sections 18-804(a)(l) and (2) of the Act, and subject to the right of the Liquidating Agent to set up such reserves as may be reasonably necessary pursuant to Section 18-804(b) of the Act, any remaining proceeds of the Company shall be reasonably distributed in cash or in kind (a) first, to the holders of Preferred Shares in any amount equal to the Adjusted Redemption Amount which amount shall be distributed to such holders in proportion to its Preferred Share Percentage Interest and (b) second, to each holder of Common Shares, pro rata, in proportion to its Common Share Percentage Interest.
          (d) Upon completion of the winding up of the Company and the distribution of all Company funds and other assets, the Liquidating Agent shall take or cause to be taken such actions as are necessary or reasonable in order to effectuate the dissolution and termination of the

Company, including the filing of a certificate of cancellation with the Secretary of State of the State of Delaware.
SECTION IX
BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS
     9.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Board shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
     9.2 Books and Records. The Board shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting principles and practices.
     9.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by Board, subject to the requirements and limitations of the Code.
SECTION X
GENERAL PROVISIONS
     10.1 Assurances. Each Member shall execute all such certificates and other documents and shall make all such filing, recording, publishing, and other acts as the Board deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the assets of the Company.
     10.2 Applicable Law. This Agreement and the performance of the obligations imposed by this Agreement shall be governed and construed in accordance with the internal law of the State of Delaware, without reference to its conflict of law rules.
     10.3 Captions. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.
     10.4 Binding Provisions. This Agreement is binding upon, and inures to the benefit of the Members and their successors and assigns.
     10.5 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.
     10.6 Amendment. This Agreement may be amended by agreement of (i) those Members holding in the aggregate no less than two-thirds of Common Share Percentage Interest.

and (ii) those Members holding in the aggregate no less than two-thirds of Preferred Share Percentage Interest.
     10.7 Severability of Provisions. Each provision of this Agreement shall be considered severable; and if for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
     10.8 Waiver. No failure by any Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     10.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Members, notwithstanding that all such parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, Stratos Funding LP executed, or caused this Agreement to be executed as of the date set forth hereinabove.

MEMBER:

STRATOS GLOBAL CORPORATION, as General Partner of STRATOS FUNDING LP, a Delaware limited partnership

By:	/s/ Paul M. Kugelman

Name:	Paul M. Kugelman

Title:	Assistant Corporate Secretary

EXHIBIT 1
COPY OF CERTIFICATE OF FORMATION
(See attached)

EXHIBIT 2
FORM OF JOINDER AGREEMENT
     For good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the undersigned hereby acknowledges, agrees and confirms that, by execution of this Joinder Agreement, the undersigned (a) shall be deemed to be, and shall be a party to the Limited Liability Company Agreement for Stratos Funding LLC (the “Company”), dated as of November 17, 2004, by Stratos Funding LP (as may be amended from time to time, the “LLC Agreement”), (b) shall be deemed to be, and shall be subject to and bound by all of the terms and conditions, agreements, covenants and other obligations of a “Member” under the LLC Agreement, (c) shall be entitled, as a “Member,” to participate in the management of the business and affairs of the Company and to exercise all of the rights and powers of a Member as set forth in the LLC Agreement, and (d) shall continue the Company.
Dated:

[Successor]:

By:

Name:

Title:

SCHEDULE A
NAME, ADDRESS. AND CAPITAL CONTRIBUTIONS

	Capital Contribution	Capital Contribution
	and Number of	and Number of
Name and Address	Common Shares	Preferred Shares	Percentage Interest

Stratos Funding LP	$13,000,000	$110,000,000	100% Common Share Percentage Interest
[INSERT ADDRESS]	13,000 Common Shares	110,000 Preferred Shares	100% Preferred Share Percentage Interest

SCHEDULE B
INITIAL MANAGERS
James J. Parm.
John D. Prentice.
Richard E. Harris.

SCHEDULE C
INITIAL OFFICERS

PRESIDENT	James J. Parm

CHIEF FINANCIAL OFFICER	Alfred C. Giammarino

VICE PRESIDENT	Richard E. Harris

SECRETARY	Paul M. Kugelman